EXECUTION VERSION

EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

DICK’S SPORTING GOODS, INC.

AND

SPORTSMAN’S WAREHOUSE, INC.

DATED AS OF September 28, 2019

TABLE OF CONTENTS

Page

ARTICLE 1 PURCHASE AND SALE OF PURCHASED ASSETS;  PURCHASE PRICE1

ARTICLE 2 THE CLOSING6

2.1Closing;  Closing Date.................................................................................................6

2.2Additional Actions.......................................................................................................6

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER6

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER10

ARTICLE 5 COVENANTS12

i

ARTICLE 6 CONDITIONS TO CLOSING17

ARTICLE 7 INDEMNIFICATION18

ARTICLE 8 TERMINATION22

8.1Termination.............................................................................................................22

8.2Effect of Termination...............................................................................................22

ARTICLE 9 MISCELLANEOUS23

ii

Appendix A Definitions

Exhibits

Exhibit A.1Store Locations

Exhibit A.2Base Amount

Exhibit A.3Minimum Rent Chart

Exhibit BForm of Transition Services Agreement

Exhibit CForm of Bill of Sale

Exhibit DForm of Sublease

Exhibit EAllocation Schedule

Schedules

Schedule 1.2(a)Inventory Value

Schedule 3.3No Defaults or Conflicts

Schedule 3.6Real Property

Schedule 3.7(c)Leases; Written Notice of Default

Schedule 3.7(e)Leases; Written Notice of Pending Condemnation or Eminent Domain Proceeding

Schedule 3.7(h)Prior Year Minimum and Additional Rent

Schedule 3.8(a)Title to Purchased Assets; Inventory

Schedule 3.8(b)Physical Inventory Dates

Schedule 3.13Fixed Assets

Schedule 3.14(a)Employee Benefit Plans

Schedule 3.14(c)Seller Employee 401(k) Plan Account Balance Loans

Schedule 5.3(a)Employee Matters

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 28, 2019, is entered into by and between Dick’s Sporting Goods, Inc., a Delaware corporation (the “Seller”), and Sportsman’s Warehouse, Inc., a Utah corporation (the “Purchaser”).

RECITALS

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to acquire from the Seller,  (i) at least five  (5) and up to eight (8) of the stores located at the locations as set forth on Exhibit A.1 attached hereto (subject to Section 6.3,  collectively, the “Transferred Locations”), and (ii) the Purchased Assets  (as defined herein) located at such Transferred Locations, in the manner and subject to the terms and conditions set forth herein.

WHEREAS, the parties hereto desire that the Purchaser assume the Assumed Liabilities in the manner and subject to the terms and conditions set forth herein.

WHEREAS,  capitalized terms used herein shall have the meanings ascribed herein and as set forth on Appendix A to this Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1 PURCHASE AND SALE OF PURCHASED ASSETS; PURCHASE PRICE
1.1 Agreement to Sell and Purchase.

(a) At the Closing, subject to the terms and conditions of this Agreement, the Seller shall grant, sell, convey, assign, transfer, and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title, and interest of the Seller in and to only the following assets, properties, and rights set forth in this Section 1.1(a), used, held for use or located at the Transferred Locations to the extent that such assets, properties, and rights exist as of the Closing Date and exclusively relate to the Transferred Locations, subject to, in each case, the applicable Sublease (collectively, the “Purchased Assets”):

(i) all Cash located at the Transferred Locations as of the Closing Date;

(ii) all inventory (including the Private Label Inventory)  on hand at  the Transferred Locations,  including finished goods, samples, labels and packaging materials, as of the Closing Date (“Inventory”);

(iii) all furniture, fixtures, machinery, equipment, supplies, computer hardware and accessories, personal property and furnishings located at the Transferred Locations as of the Closing Date (the “Fixed Assets”);

(iv) the personnel and employment records for the Transferred Employees (to the extent permissible under applicable Law) (collectively, the “Books and Records”); and
(i) all rights of the Seller under or pursuant to all warranties, representations and guarantees made by suppliers or manufacturers of the Private Label Inventory in the ordinary course of business.

(b) As this Agreement does not contemplate the sale of a going-concern business, other than the Purchased Assets subject to Section 1.1(a),  the Purchaser expressly understands and agrees that it is not at the Closing purchasing or acquiring, and the Seller is not selling or assigning, any other assets or properties of the Seller, and all such other assets and properties, including, but not limited to (i) any Contracts that are applicable and provide benefits or obligations to any location of the Seller that is not a Transferred Location, regardless of whether such Contract also benefits a Transferred Location, (ii) any software and other intangible technology-related services, (iii) except as set forth in Section 5.2,  any signage bearing the DSG Name or any of the Seller’s trademarks, (iv) any checks made out to the Seller or to an Affiliate of the Seller,  and (v) any Federal Firearm License or state or local permits related to the sale of firearms, shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”).

1.2 Calculation of Purchase Price.

(a) As consideration for the transactions contemplated by this Agreement,  at the Closing, the Purchaser shall pay or cause to be paid to the Seller, by wire transfer of immediately available funds to an account designated by the Seller in writing, an aggregate amount equal to the sum of (the “Purchase Price”): (i) the Base Amount,  plus (ii) fifty percent (50%) of the Inventory Value,  plus (iii) the Closing Cash.

(b) The Purchase Price shall be calculated for each Transferred Location on a store-by-store basis.
1.3 Assumption of Liabilities.

(a) At the Closing, as additional consideration for the purchase of the Purchased Assets, the Purchaser shall assume and agree to pay, discharge, or perform, as appropriate, when due only the following Liabilities of the Seller (the “Assumed Liabilities”) to the extent that such Liabilities first arise or accrue on and after the Closing Date, relate to the period on and after the Closing Date and are not included in the Excluded Liabilities:

(i) all Liabilities for (A)  Taxes relating to the Transferred Locations, the Purchased Assets or the Assumed Liabilities on or after the Closing Date, (B)  Taxes for which the Purchaser is liable pursuant to Section 5.5(b) and Section 9.15, and (C) Taxes under any Sublease relating to the Post-Closing Period;

(i) all Liabilities (including claims made for environmental matters) arising out of or relating to the Purchaser’s (A) operation of the stores located at the Transferred Locations and (B) ownership and use of the Purchased Assets on or after the Closing; and

(i) the Liabilities related to the Leases to the extent expressly set forth in any Sublease.

(a) Notwithstanding anything in this Agreement or any other agreement or instrument entered into in connection herewith to the contrary, and regardless of any disclosure by the Seller, the Seller shall retain and remain responsible for paying, performing and discharging when due, and the Purchaser shall not assume or otherwise be responsible for, all Liabilities of the Seller and its Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including but not limited to the following:

(i) all Liabilities arising out of or relating to (A) the operation of the Transferred Locations or (B) the ownership or use of the Purchased Assets, in each case prior to the Closing Date;
(ii) any and all Seller Taxes;
(iii) all Liabilities arising out of or relating to the Excluded Assets, in each case whether arising prior to, on or after the Closing Date;
(iv) any Liabilities related to the Leases prior to the Closing Date except as may be expressly set forth otherwise in any Sublease;
(v) all Indebtedness of the Seller;

(vi) all Liabilities arising out of or relating to the employment or engagement, potential employment or engagement or termination of employment or engagement of any Person (including the Seller Employees) by the Seller in respect of any period prior to the Closing, including all Liabilities arising from (A) the misclassification of any employee as exempt from the requirements of the Fair Labor Standards Act or analogous applicable Laws of any state, (B) the misclassification of any employee as an independent contractor, (C) collective bargaining agreements or other agreements with a labor union or equivalent organization or (D) a “plant closing” or a “mass layoff” (as such terms are defined in the WARN Act) or other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of the WARN Act or any similar state laws, in each case with respect to the Transferred Locations.

(vii) all Liabilities arising out of or relating to any employee benefit or compensation plan, program, policy, agreement or arrangement (whether or not subject to ERISA) sponsored, maintained or contributed to by the Seller or any of its current or former ERISA Affiliates, including (A) all Liabilities arising under or with respect to any of the Employee Benefit Plans,  Title IV of ERISA or Section 302 of the Code, (B) all salaries, wages, commissions, bonuses (including any bonuses due in connection with the Transaction or for any period prior to or including the Closing Date), deferred compensation, vacation pay and other paid time off and other employee benefits of any nature that are payable or owed to any current or former employee or independent contractor of the Seller (including the Seller Employees) in respect of services rendered, or welfare benefit claims incurred (including any claims incurred but not reported), prior to or as of the Closing Date, (C) all Liabilities (including severance and related obligations) arising out of, relating to or in respect of the termination of any employee or independent contractor of the Seller prior to or at the Closing, including all Liabilities arising under the obligation to provide health care “continuation coverage” to such individuals and their covered dependents under the health plans of the Seller, the Purchaser or any of their Affiliates with respect to all qualifying events under COBRA that occur prior to or as of the Closing, and (D) all Liabilities for workers’ compensation and short- or long-term disability claims that relate to events occurring prior to or as of the Closing;

(viii) all Liabilities arising prior to or as of the Closing to indemnify, reimburse or advance amounts to any current or former director, officer, manager, shareholder, employee, independent contractor or other agent of the Seller; and

(ix) all obligations of the Seller under this Agreement and the Ancillary Agreements to which it is a party.
1.4 Transactions to be Effected at the Closing. At or prior to the Closing, the following transactions shall be effected by the parties:

(a) The Seller shall deliver or cause to be delivered at or prior to the Closing to the Purchaser or such other Persons as set forth below:

(i) the Closing Statement (including a list of all Fixed Assets by Transferred Location), which statement shall be prepared in good faith by the Seller and delivered to the Purchaser at least three (3) Business Days prior to the Closing;

(ii) a Transition Services Agreement related to the Transferred Locations, duly executed by the Seller, in substantially the form attached hereto as Exhibit B (the “Transition Services Agreement”);
(iii) a Bill of Sale and Assignment and Assumption Agreement related to the Purchased Assets, duly executed by the Seller, in substantially the form attached hereto as Exhibit C (the “Bill of Sale”);

(iv) with respect to each Transferred Location, a Sublease duly executed by the Seller,  in substantially the form attached hereto as Exhibit D (each a “Sublease”), provided that the Sublease for each Transferred Location shall provide for the Minimum Rent as set forth on Exhibit A.3;

(v) a certificate executed by the Secretary of the Seller as of the Closing Date (A) attaching a  certificate issued by the Secretary of State of the State of Delaware, certifying that the Seller has legal existence and is in good standing in the State of Delaware as of a date that is no earlier than ten (10) Business Days prior to the Closing Date; and (B) confirming the satisfaction of the conditions specified in Section 6.1(a) and Section 6.1(b);

(vi) the Books and Records;

(vii) a certificate, in form and substance satisfactory to the Purchaser, as to the non-foreign status of the Seller pursuant to Section 1.1445-2(b)(2) of the United States Treasury Regulations, duly executed by the Seller; and

(viii) all other documents, instruments or writings required to be delivered to the Purchaser at or prior to the Closing pursuant to this Agreement,  provided that, in no event shall this section apply to or be deemed to require any landlord or lessor estoppel certificate.

(b) The Purchaser shall deliver or cause to be delivered at the Closing to the Seller or such other Person as set forth below:
(i) the Purchase Price by wire transfer of immediately available funds to the bank account designated in writing by the Seller;
(ii) the Transition Services Agreement related to the Transferred Locations, duly executed by the Purchaser;
(iii) the Bill of Sale related to the Transferred Locations, duly executed by the Purchaser;
(iv) with respect to each Transferred Location, a Sublease duly executed by the Purchaser;

(v) a certificate executed by the Secretary of the Purchaser as of the Closing Date (A)  certifying as to true and complete copies of the resolutions adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement; (B) attaching a  certificate issued by the Secretary of State of the State of Utah, certifying that the Purchaser has legal existence and is in good standing in such state as of a date that is no earlier than ten (10) Business Days prior to the Closing Date; and (C) confirming the satisfaction of the conditions specified in Section 6.2(a) and Section 6.2(b);

(vi) the Guaranty of Sublease Agreement for each Transferred Location, duly executed by Sportsman’s Warehouse Holdings, Inc., a Delaware corporation, in the form attached to each Sublease as Exhibit B; and

(vii) all other documents, instruments or writings required to be delivered to the Seller at or prior to the Closing pursuant to this Agreement, and such other certificates of authority and documents as the Seller may reasonably request.

1.5 [Intentionally omitted.]

1.6 Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation principles set forth on the allocation schedule attached hereto as Exhibit E (the “Allocation Schedule”).  Neither the Seller nor the Purchaser will take a position on any income tax return, before any Governmental Authority charged with the collection of any tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.6 or the Allocation Schedule unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code),  and the Seller and the Purchaser shall file Form 8594 with the IRS in a manner consistent with this allocation.  Notwithstanding the Allocation Schedule, each party agrees that (a) the Allocation Schedule shall not affect the enforceability of the restrictive covenants set forth in Section 5.10 (the “Restrictive Covenants”), which the parties intend to be enforceable in accordance with the terms of Section 5.10, and (b) the Allocation Schedule shall not be an indication of the Losses to which the Purchaser Indemnitees will be entitled in the event of a breach of any of the Restrictive Covenants.

ARTICLE 2 THE CLOSING

2.1 Closing;  Closing Date.  Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall take place at 9:00 a.m. Eastern Time, on October 11, 2019 following the satisfaction or waiver of each of the conditions to the Closing set forth in ARTICLE 6 (other than conditions which, by their nature, are to be satisfied on the Closing Date), (i) by the electronic exchange of documents, with the Seller’s documents being transmitted from the offices of Reed Smith LLP in Pittsburgh, Pennsylvania and the Purchaser’s documents being transmitted from the offices of Ballard Spahr LLP in Minneapolis, Minnesota or (ii) at such other place, time or date as may be mutually agreed upon in writing by the parties (such date on which the Closing actually occurs being referred to herein as the “Closing Date”).  The Closing shall be deemed effective for Tax and accounting purposes at 12:00:01 a.m. Eastern Time on the Closing Date.

2.2 Additional Actions.  Following the Closing, the Seller and the Purchaser shall each deliver or cause to be delivered at such times and places as shall be reasonably requested such deeds, bills of sale, assignments, assurances or other instruments and shall perform any actions as the Purchaser and the Seller may reasonably request for the purpose of vesting, perfecting or confirming of record or otherwise in the Purchaser its right, title or interest in, to or under any of the Purchased Assets or otherwise carrying out the transactions contemplated by this Agreement with respect to the Closing.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER

As a material inducement to the Purchaser to enter into this Agreement, the Seller represents and warrants to the Purchaser that the statements contained in this ARTICLE 3 are true and correct as of the date hereof.

3.1 Organization and Qualification.  The Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.  The Seller has all requisite corporate power and authority to lease and operate the Transferred Locations and carry on the business therein as presently leased or operated.  The Seller has at all times since January 1, 2018, been qualified, licensed or registered to transact business as a foreign entity and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of the Transferred Locations or the conduct of the business therein requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Binding Obligation.  The Seller has all requisite corporate authority and power to execute, deliver and perform this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate action on the part of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize the execution, delivery and performance of this Agreement or the other Transaction Documents and the consummation by the Seller of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered, and the other Transaction Documents will have been duly executed and delivered at the Closing, by the Seller and, assuming that this Agreement constitute, and the other Transaction Documents will constitute at the Closing,  the legal, valid and binding obligation of the Purchaser,  constitute (or with respect to the other Transaction Documents will constitute at the Closing)  the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except to the extent that the enforceability thereof may be limited by (a)  applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors rights and remedies, and (b)  general principles of equity (collectively, the “Equitable Exceptions”).

3.3 No Defaults or Conflicts.  Except as set forth in Schedule 3.3, the due execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents and the consummation by the Seller of the transactions contemplated hereby and thereby (a) do not conflict with or violate the certificate of incorporation or bylaws of the Seller,  (b)  do not, in any respect, conflict with, or result in a breach of any of the terms or provisions of, or constitute a default, or require any consent of, notice or payment to or other action by any Person, under any material Contract (excluding any lease or sublease of real property and assuming the accuracy of the representations and warranties made by the Purchaser in Section 4.7)  or Permit that exclusively relate to the Transferred Locations,  (c) do not conflict with or violate any applicable Law or Order of any Governmental Authority having jurisdiction over the Seller with respect to the Transferred Locations and the Purchased Assets, in any material respect or (d) will not result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the Transferred Locations or the Purchased Assets.

3.4 No Material Contracts.  The Seller is not a party to or otherwise bound by any material Contract (excluding any lease or sublease of real property) that is applicable and provides benefits exclusively to the Transferred Locations or the Purchased Assets.

3.5 Employee and Labor Matters.

(a) Since January 1, 2018 through (and including) the date of this Agreement with respect to the Transferred Locations, (i) there has not been nor is there pending or, to the Seller’s Knowledge, threatened, any labor strike, walk-out, slowdown, work stoppage or lockout with respect to the Transferred Locations,  (ii)  the Seller has not received written notice of any unfair labor practice charges against the Seller relating to the Transferred Locations by the National Labor Relations Board or any similar state, local or foreign Governmental Authority,  and (iii)  the Seller has not received written notice of any pending or in progress and, to the Seller’s Knowledge, there are no threatened, suits, actions or other proceedings in connection with the Transferred Locations before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices.

(b) The Seller has provided the Purchaser a true, complete and correct list of the following information with respect to each Seller Employee:  (i) name, (ii) title or position held, (iii) date of hire, (iv) total length of employment or service including any prior service credit that would affect the calculation of years of service for any purpose, (v) classification as exempt or non-exempt, (vi) status as full- or part-time, (vii) hourly rate or base salary and commissions, (viii) accrued bonus, if any, as of the date hereof, and (ix) accrued but unused vacation and other paid-time-off entitlements as of the date hereof.

(c) Each current Seller Employee is an “at-will” employee or an independent contractor whose employment or engagement, respectively, may be terminated at any time without advance notice by or Liability to the Seller.  The Seller has provided the Purchaser with a list of the Seller Employees who (i) are on a paid or unpaid medical, disability, family or other leave of absence, or (ii) have given written notice of termination of his or her employment or engagement.

3.6 Real Property.  The Seller does not own any real property associated with the Transferred Locations.  Schedule 3.6 contains a true, correct and complete list of all leases, subleases and licenses relating to the Transferred Locations as of the date hereof (all such leases, subleases and licenses and any related documents, collectively, in each case, as the same may have been amended, supplemented or otherwise modified, the “Leases”).

3.7 Leases. With respect to the Leases: (a)  the Leases are in full force and effect; (b)  the Seller has not received written notice from any lessor or landlord claiming the Seller is in default under any Lease beyond applicable notice and cure periods; (c)  except as set forth in Schedule 3.7(c),  the Seller has not provided to any landlord or lessor, as applicable, under the Leases,  a written notice of default; (d)  the Seller has not received any written notice that the use of the Transferred Locations as utilized by the Seller in the prior three (3) years violates any applicable building, zoning or other similar law that has not otherwise been corrected or cured, or which, if uncorrected or uncured, would result in a Material Adverse Effect;  (e)  except as set forth on Schedule 3.7(e), the Seller has not received any written notice of any pending condemnation or eminent domain proceeding with respect to the Transferred Locations;  (f) the Seller has not received any written notice of violation by the Seller of any Environmental Law or release by the Seller of any Hazardous Materials at the demised premises under any of the Leases; (g) the Seller has not received any written notice of actual or threatened special assessments that are not already accounted for in Schedule 3.7(h); and (h) the amounts set forth on Schedule 3.7(h) are the amounts paid by the Seller in the prior calendar year, lease year or tax year, as applicable, for minimum rent and additional rent (real estate taxes, lessor’s insurance, and common area maintenance) with respect to each of the Transferred Locations.

3.8 Title to Purchased Assets; Inventory.

(a) Except as set forth on Schedule 3.7(c),  Schedule 3.7(e), and Schedule 3.8(a),  the Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets,  including all Inventory free and clear of all Encumbrances except for Permitted Encumbrances.  The Seller has, and the Purchaser shall receive at the Closing, good and marketable title to, and exclusive possession of (with the exception of possession of Purchased Assets that are firearms, as that term is defined in 18 U.S.C. §921(a)(3), possession of which shall be governed by the Transition Services Agreement) the Purchased Assets, free and clear of all Encumbrances except for Permitted Encumbrances.

(b) The Seller conducted the physical inventories at the Transferred Locations in the ordinary course of the Seller’s business, consistent with past practice, on the dates set forth on Schedule 3.8(b) (collectively, the “Physical Inventories”).  Each of the Physical Inventories was conducted in accordance with the Seller’s internal controls over financial reporting, the effectiveness of which is assessed pursuant to the requirements of the Securities Exchange Act of 1934, as amended.  Since the date of the applicable Physical Inventories, there have been no material increases or decreases in the quality or quantity of inventories of the applicable Transferred Location except in the ordinary course of business consistent with past practice. The Inventory is of a quality and quantity normally maintained by the Seller in the ordinary course of business consistent with past practice, and,  is being transferred on an “as is, where is” basis.  No Inventory has been consigned (that is, delivered but not sold or sold with an unlimited right of return) to any Person.  Since December 31, 2018, there have been no material increases or decreases in the inventories of the Transferred Locations except in the ordinary course of business consistent with past practice.

3.9 Legal Proceedings.  Except as disclosed in Schedule 3.7(e), there are no material actions, suits, claims, investigations or other legal proceedings pending or, to the Seller’s Knowledge, threatened against or by the Seller relating to or affecting the Transferred Locations, the Purchased Assets or the Assumed Liabilities in the past three (3) years.

3.10 Permits.    All Permits required for the Seller to conduct the Seller’s  business as currently conducted at the Transferred Locations or for the ownership and use of the Purchased Assets have been obtained by the Seller and are valid and in full force and effect, except where the failure to obtain such Permits would not have, individually or in the aggregate, a Material Adverse Effect.

3.11 Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Seller.

3.12 Tax Matters.

(a) The Seller has timely filed with the appropriate Governmental Authorities all material Tax Returns that it was required to file on or prior to the Closing Date, all such Tax Returns were true, complete and correct in all material respects when filed, and all material Taxes that are due and payable by the Seller with respect to Pre-Closing Periods, whether or not shown on any Tax Returns (including any Taxes required to be withheld from amounts owing to any Transferred Employees), have been timely paid in full.

(b) The Seller has complied in all material respects with applicable Laws relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by applicable Law, withheld and paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over under all applicable Laws in connection with amounts paid or owning to any employee, independent contractor, creditor, shareholder or other third party.  The Seller has complied in all material respects with all applicable Laws relating to sales, value-added, property and similar Taxes.

3.13 Fixed Assets.  Schedule 3.13 sets forth, and the list of Fixed Assets to be included on the Closing Statement will set forth, a true, correct and complete list of all Fixed Assets as of its respective date.  The Fixed Assets are being transferred on an “as is, where is” basis, and, to the Knowledge of the Seller, (a) the Fixed Assets are in normal operating condition (subject to routine maintenance and repair for similar assets of like age), (b) no major repairs are necessary concerning the Fixed Assets, and (c) the Fixed Assets comply in all material respects with all applicable Laws.

3.14 Employee Benefits.

(a) The Seller has provided the Purchaser copies of the Employee Benefit Plans offered to the Seller Employees, and at least three (3) Business Days prior to the Closing Date, the Seller will list such Employee Benefit Plans on Schedule 3.14(a).  Each Employee Benefit Plan (and each related trust, insurance contract or fund) covering any Seller Employee has been maintained, funded and administered in material compliance with the terms of the applicable Employee Benefit Plan and with all applicable Laws (including ERISA and the Code).

(b) Each Employee Benefit Plan covering any Seller Employee that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable and current determination letter from the IRS, or is a prototype plan that is entitled, under applicable IRS guidance, to rely on a favorable opinion letter from the IRS to the prototype plan sponsor, as to the tax qualification of such Employee Benefit Plan under Section 401(a) of the Code and the exemption of the related trust from federal income taxation under Section 501(a) of the Code, and, to the Seller’s Knowledge,  no fact or event has occurred since the date of such letter that would reasonably be expected to adversely affect such tax qualified status or tax exempt status.

(c) Except as set forth on Schedule 3.14(c), no Seller Employee has any outstanding loan(s) against such Seller Employee’s account balance(s) in the Dick’s Sporting Goods,  Inc. Smart Savings 401(k) Plan.

3.15 Compliance with Laws.  The Seller has complied in all material respects with all Laws applicable to the Transferred Locations and the Purchased Assets, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Seller alleging any failure to so comply.  The Seller has not received any notice or communication from any Person alleging or relating to any violation of any Law by the Seller applicable to the Transferred Locations or the Purchased Assets.

3.16 Exclusivity of Representations.  Other than as set forth in any other Transaction Document (including without limitation any Sublease), (a) the representations and warranties made by the Seller in this Agreement are the exclusive representations and warranties made by the Seller and (b) the Seller hereby disclaims any other express or implied representations or warranties.  The Seller is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Seller.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As a material inducement to the Seller to enter into this Agreement, the Purchaser represents and warrants to the Seller that the statements contained in this ARTICLE 4 are true and correct as of the date hereof.

4.1 Organization.  The Purchaser is a corporation duly formed, validly existing and in good standing under the Laws of the State of Utah.  The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted.

4.2 Binding Obligation.  The Purchaser has all requisite corporate authority and power to execute, deliver and perform this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate action on the part of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Purchaser.  This Agreement has been duly executed and delivered, and the other Transaction Documents will have been duly executed and delivered at the Closing, by the Purchaser and, assuming that this Agreement constitute, and the other Transaction Documents will constitute at the Closing,  the legal, valid and binding obligation of the Seller, constitute (or with respect to the other Transaction Documents will constitute at the Closing) the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

4.3 No Defaults or Conflicts.  The due execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents and the consummation by the Purchaser of the transactions contemplated hereby and thereby (a) do not conflict with or violate the articles of incorporation or bylaws of the Purchaser,  (b)  do not, in any respect, conflict with, or result in a breach of any of the terms or provisions of, or constitute a default, or require any consent of, notice or payment to or other action by any Person,  under any indenture, mortgage or loan or any other agreement or instrument to which the Purchaser is a party or by which it is bound or to which its properties are subject, and (c) do not conflict with or violate any applicable Law or Order of any Governmental Authority having jurisdiction over the Purchaser, in any material respect.

4.4 Legal Proceedings.  There is no claim, action, suit or legal proceeding pending or to the knowledge of the Purchaser, threatened against the Purchaser or any material portion of its assets or properties before any Governmental Authority that, if determined or resolved adversely to the Purchaser,  would reasonably be expected, individually or in the aggregate, to materially impair the Purchaser’s ability to perform its obligations under this Agreement or the other Transaction Documents.

4.5 Brokers.  No broker, finder or similar intermediary has acted for or on behalf of the Purchaser in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Purchaser or any action taken by the Purchaser.

4.6 Independent Investigation.  The Purchaser has conducted its own independent investigation, review and analysis of the Transferred Locations, the Leases, files related to the Leases provided by Seller, and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books, records, Leases, files related to the Leases, and other documents and data of the Seller for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in this Agreement (including related portions of the Schedules) and the other Transaction Documents (including without limitation the Subleases), (b) neither the Seller nor any other Person has made any representation or warranty as to the Seller, the Transferred Locations, the Purchased Assets or this Agreement, except as expressly set forth in this Agreement (including related portions of the Schedules) and the other Transaction Documents (including without limitation the Subleases), and (c) in making its decision to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own review and analysis of the Leases, together with the review of files related to the Leases, and the express representations and warranties of the Seller set forth in this Agreement (including related portions of the Schedules) and the other Transaction Documents (including without limitation the Subleases)  with respect to any and all Encumbrances,  restrictions, covenants,  rules and regulations, and other similar matters affecting the Leases and/or the Transferred Locations.

4.7 Retail Operations.  The retail operations of the Purchaser and each of its Affiliates executing a Sublease hereunder: (a) do not involve the sale or display of used merchandise or second hand goods, except for the sale of used firearms and related supplies on an incidental basis; (b) do not involve the sale of goods at closeout or heavy discount prices; and (c) are compatible with and of a type customarily found in first class shopping centers. In addition, the Purchaser hereby represents and warrants to the Seller that the Purchaser (i) operates a first class retail business; (ii) currently has a total net worth of not less than Eighty Two Million Dollars ($82,000,000);  (iii) has the financial ability to perform all obligations of the Seller under each of the respective Leases;  (iv) has conducted retail operations for over thirty (30) years; and (v) currently operates more than ninety (90) stores in twenty five (25) states.  The Purchaser acknowledges that (x) the representations and warranties contained in this Section 4.7 are fundamental representations and warranties, (y) the Seller has relied upon the representations and warranties set forth in this Section 4.7 in making any representations and/or warranties with respect to any consents or third party approvals necessary to complete the Transaction, and (z) the Seller’s ability to consummate the Transaction is dependent upon the completeness and accuracy of the representations and warranties set forth in this Section 4.7.

ARTICLE 5 COVENANTS

5.1 Conduct of the Transferred Locations Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement, otherwise permitted under the form of Sublease, or consented to in writing in advance by the Purchaser (which consent shall not be unreasonably withheld or delayed), the Seller shall conduct the business at the Transferred Locations in the ordinary course of business.

5.2 Use of DSG Name and the Seller’s Trademarks.  The Purchaser and its Affiliates (including Sportsman’s Warehouse Holdings, Inc., a Delaware corporation),  have no right in or to, and shall not use, the DSG Name or any of the Seller’s trademarks (including “Field & Stream” and any related trademarks) for any purpose whatsoever; provided,  however, that for a period equal to a maximum of ninety  (90) days following the Closing, the Purchaser may utilize the DSG Name and the Seller’s trademarks (including “Field & Stream” and any related trademarks) in the operation of the stores at the Transferred Locations.  Notwithstanding the foregoing and for the avoidance of doubt, the parties agree and acknowledge that images and displays located in the Transferred Locations at the Closing that do not include the DSG Name,  any of the Seller’s trademarks (including “Field & Stream” and any related trademarks), or any intellectual property of any third party, may be retained and used by the Purchaser indefinitely.

5.3 Employee Matters.

(a) Prior to the Closing, the Seller shall facilitate and cooperate with reasonable requests of the Purchaser in any application, interview, background check and hiring processes of the Purchaser.  The Purchaser will determine which of the Seller Employees to whom it wishes to extend conditional offers of at-will employment; provided that the Purchaser shall extend such offers to substantially all (excluding the “Responsible Persons,” as defined below) of the Seller Employees, including the Seller Employees as described on Schedule 5.3(a).  Any such offers will be subject to the candidate passing the Purchaser's background check process (including any drug and credit screening checks as applicable).

(b) Following the close of business on the Closing Date, and except as may be set forth in the Transition Services Agreement, the Seller shall terminate as of the Closing Date those Seller Employees that have been extended offers of at-will employment with the Purchaser, and the Seller will remain liable for all Liabilities relating to such employees and its former employees that arise out of or relate to the period prior to the Closing.  Immediately following the Closing, the Purchaser shall or shall cause its Affiliates to, make offers of at-will employment to such Seller Employees and on such terms and conditions as the Purchaser determines, in its sole discretion, subject to Section 5.4.  Each Seller Employee who accepts employment with the Purchaser after the Closing shall be a “Transferred Employee.”  Nothing in this Agreement shall constitute an agreement by the Purchaser to assume or be bound by any previous or existing employment agreement or arrangement between the Seller and any of its employees, or a guarantee that any Transferred Employee shall be entitled to remain in the employment of the Purchaser for a specified period of time.  Any Liability arising out of or relating to the termination of employment of the Seller Employees by the Seller in respect of any period prior to the Closing (including Liabilities arising from employment terminations sufficient in number to trigger application of the WARN Act or any similar state laws, in each case with respect to the Transferred Locations) shall be an Excluded Liability for all purposes.

(c) Notwithstanding the foregoing, the Seller shall continue to employ following the Closing and pursuant to the terms and conditions of the Transition Services Agreement (on a store-by-store basis) only such Seller Employees that are designated as a “Responsible Person”  under the Transition Services Agreement (collectively, the “Responsible Persons”). Each Responsible Person who accepts employment with the Purchaser after the termination of the Transition Services Agreement (on a store-by-store basis) and pursuant to the terms of the  Transition Services Agreement shall be a Transferred Employee for purposes of this Agreement.

5.4 Employee Benefit Plans.

(a) For a period of not less than one  (1)  year following the Closing Date, the Purchaser shall offer each Transferred Employee, while employed by the Purchaser or an Affiliate thereof, with (i) wages and salaries that are at least equal to the wages and salaries of such Transferred Employee immediately prior to the Closing, and (ii) eligibility to participate in the group employee benefit plans made generally available to similarly situated employees of the Purchaser, other than any employee benefit plan that is closed, grandfathered or frozen as of the Closing either with respect to level of benefits or participation.

(b) To the extent permissible under applicable Law, for all purposes under any of the employee benefit and compensation plans, programs, arrangements and policies maintained by the Purchaser following the Closing (collectively, the “Purchaser’s Plans”), the Purchaser shall give to each Transferred Employee credit for past service with the Seller as of and through the Closing Date for eligibility and vesting purposes (but not for benefit accruals other than vacation)  under any comparable Employee Benefit Plan to the same extent that such Employee Benefit Plan recognized such service; provided,  however, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that the Employee Benefit Plan is not listed on Schedule 3.14(a).

(c) The Purchaser shall take commercially reasonable efforts to (i) waive any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and  (ii) credit amounts paid under the comparable Employee Benefit Plan (but only to the extent the Employee Benefit Plan is listed on Schedule 3.14(a))  for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Purchaser’s Plan with respect to the plan year in which the Closing Date occurs.

(d) Effective as of the Closing, the Purchaser shall have in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser Savings Plan”).  Transferred Employees shall be eligible to participate in the Purchaser Savings Plan to the extent they have met the eligibility requirements thereof (after giving effect to prior service credit with the Seller in accordance with Section 5.4(b)); and, with respect to those Transferred Employees who are eligible to participate in the Purchaser Savings Plan, the Purchaser shall permit such Transferred Employees, if any, who receive an eligible rollover distribution (as defined in Section 402(c)(4) of the Code)  from the Dick’s Sporting Goods, Inc. Smart Savings 401(k) Plan to rollover such eligible rollover distribution, including any associated loan of cash, into an account under the Purchaser Savings Plan as soon as reasonably practicable following the Purchaser’s receipt of the Transferred Employee’s rollover application.

5.5 Tax Matters.

(a) The Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with Tax matters arising after the Closing Date related to the Transferred Locations or the Purchased Assets, including any audit, litigation, notice or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Seller agrees (a) to retain all books, records, files and other data and materials with respect to Tax matters relating to the Transferred Locations for any period including or prior to the Closing Date (the “Tax Records”) until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the Purchaser reasonable written notice prior to transferring, destroying or discarding any such Tax Records and, if the Purchaser so requests, the Purchaser shall be permitted to take possession of such Tax Records.

(b) All real property, personal property and similar ad valorem Taxes (“Property Taxes”) levied with respect to the Purchased Assets for a Straddle Period shall be apportioned between the Purchaser and the Seller on a per diem basis for any Straddle Period based on the number of days of such Straddle Period included in the Pre-Closing Period and the number of days of such Straddle Period included in the Post-Closing Period.   The Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre‑Closing Period and the Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Period. Upon receipt of any bill for such Property Taxes,  the Purchaser or the Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.5(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within thirty (30) days after delivery of such statement. In the event that the Purchaser or the Seller makes any payment of Property Taxes for which it is entitled to reimbursement under this Section 5.5(b), the applicable party shall make such reimbursement no later than thirty (30) days after the presentation of a statement setting forth the amount of the reimbursement to which the party presenting the statement is entitled along with such supporting evidence as is reasonably necessary to calculate the reimbursement amount.

5.6 Bulk Sales Laws.  The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Purchaser,  it being understood that any Liabilities arising out of the failure of the Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar laws shall be treated as Excluded Liabilities.

5.7 Post-Closing Payment.  Within ninety (90) days after the Closing Date the Purchaser shall pay or cause to be paid to the Seller, by wire transfer of immediately available funds to an account designated by the Seller in writing, an aggregate amount equal to fifty percent (50%) of the applicable Inventory Value.  For the avoidance of doubt, the parties acknowledge and agree that following payment of such amount to the Seller, such amount shall be included in the definition of “Purchase Price” for all purposes herein including, without limitation, as such term is used in Article VII.

5.8 Governmental Permits.  The Purchaser shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, the Permits from all Governmental Authorities,  that are required in connection with the purchase or other acquisition, possession or sale or other transfer of firearms, ammunition, reloading supplies or explosives (including without limitation pursuant to the Gun Control Act of 1968 (Chapter 44 of Title 18, United States Code), the National Firearms Act of 1934 (Chapter 53 of Title 26, United States Code), and the Arms Export Control Act (22 U.S.C. § 2778), as well as all applicable rules and regulations of the Bureau of Alcohol, Tobacco, Firearms and Explosives), and any similar state and local laws and regulations.    Each party shall cooperate fully with the other party and its Affiliates, and do all things reasonably necessary, in order to promptly seek and obtain all such firearm Permits, including performing its obligations under the Transition Services Agreement.  The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required firearm Permits.

5.9 Private Label Inventory.

(a) The Seller will allocate to and replenish Private Label Inventory to the Purchaser through December 31, 2019 on a cost-neutral basis (including all supply chain-related costs) in the ordinary course of business consistent with past practice, so long as such Private Label Inventory was already ordered as of the date hereof.

(b) The Purchaser agrees not to liquidate the Private Label Inventory during the one hundred twenty (120) day period following December 31, 2019;  provided,  however, the Purchaser may manage and resell such Private Label Inventory in its ordinary course of business (including, the ordinary course promotions, sales and clearances).  The Purchaser may return to the Seller,  at cost,  all Private Label Inventory that the Purchaser has not sold within one hundred twenty (120) days of the December 31, 2019 or liquidate such Private Label Inventory at the Seller’s election.  The Seller shall be responsible for the cost of associated return freight.  The parties shall mutually agree upon the time and manner of any such return of the Private Label Inventory pursuant to this Section 5.9.

5.10 Non-Competition; Non-Solicitation.

(a) For a period of three (3) years following the Closing Date and within a ten (10) mile radius of any of the Transferred Locations, the Seller will not, for itself or for any of its subsidiaries, commence or recommence the sale of firearms, ammunition, reloading supplies, and/or hunting licenses;  provided that, for the avoidance of doubt, the parties acknowledge that the restrictions set forth in this Section 5.10(a) shall not apply to (i) any of the Seller’s (or any of its subsidiaries’) store locations existing on the date hereof, (ii) any store locations that are acquired by the Seller as part of a corporate transaction or a portfolio acquisition of multiple store locations where such stores are selling firearms, ammunition, reloading supplies and/or hunting licenses on the date of such acquisition, or (iii) any action performed by the Seller pursuant to the Transition Services Agreement.

(b) For a period of one (1) year following the Closing Date,  the Seller shall not, and shall not permit any of its subsidiaries to, directly or indirectly, without the consent of the Purchaser,  hire or solicit any Transferred Employee hired by the Purchaser pursuant to this Agreement or encourage any such Transferred Employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.10(b) shall prevent the Seller or any of its respective Affiliates from hiring (i) any employee whose employment has been terminated by the Purchaser or (ii) after ninety (90) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) The Seller acknowledges and agrees that (i) the Purchaser and its Affiliates would suffer irreparable and ongoing damages (including a significant loss of the value of the Transferred Locations and Purchased Assets purchased by the Purchaser pursuant to this Agreement) in the event that any provision of this Section 5.10 were not performed in accordance with its terms or otherwise were breached, and (ii) monetary damages, even if available, alone would not be an adequate remedy for any such non-performance or breach.  Accordingly, the Seller agrees that in the event of any breach or threatened breach of any provision of this Section 5.10, the Purchaser shall be entitled, in addition to all other remedies that it may have existing in its favor at law, in equity or otherwise, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any such breach or threatened breach and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages.  The prevailing party in any action commenced under this Section 5.10(c) (whether through a monetary judgment, injunctive relief or otherwise) also shall be entitled to recover reasonable attorneys’ fees and court costs incurred in connection with such action.  Notwithstanding anything contained herein to the contrary, in no event shall the Seller be liable to the Purchaser for any consequential or indirect damages related to any default or breach under this Section 5.10.

(d) The Seller acknowledges and agrees that (i) the covenants applicable to the Seller set forth in this Section 5.10 constitute a material inducement to the Purchaser’s willingness to enter into this Agreement and consummate the Transaction and are an integral part of the Transaction, (ii) but for these covenants, the Purchaser would not have entered into this Agreement or agreed to acquire the Transferred Locations and the Purchased Assets, and (iii) in view of the highly competitive nature of the businesses conducted at the Transferred Locations, the business objectives of the Purchaser in acquiring the Transferred Locations and the Purchased Assets and consideration to be paid for the Transferred Locations and the Purchased Assets hereunder, each of the covenants set forth in this Section 5.10 is reasonable with respect to its scope, geographic area and duration and is necessary to protect the Purchaser’s legitimate business interests.

(e) Each of the covenants set forth in this Section 5.10 is a severable and independent covenant.  The invalidity, illegality or unenforceability of any covenant as written in any jurisdiction shall not invalidate or render unenforceable the remaining covenants set forth in this Section 5.10 or such covenant in any other jurisdiction.  The existence of any claim or cause of action against one party hereto by any other party hereto, whether predicated on the breach of this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants set forth in this Section 5.10.  If, at the time of enforcement of any provision of this Section 5.10, a final determination is made by a court of competent jurisdiction or an arbitrator that any such provision is invalid, illegal or otherwise unenforceable under applicable Law, the parties hereto hereby authorize and instruct such court or arbitrator to revise and reform the scope, geographic area and/or duration of the provisions of this Section 5.10 and such provisions shall be deemed to have been reformed so as to produce the maximum legally enforceable restrictions (not greater than those contained herein) permitted by applicable Law.  If such court or arbitrator refuses to do so, the parties hereto agree that the provisions of this Section 5.10 shall not be rendered null and void, but rather shall be deemed to have been reformed to provide for such maximum legally enforceable restrictions.  The time period during which the covenants set forth in this Section 5.10 shall apply shall be tolled and suspended for a period equal to the aggregate time during which any of the Seller violates any such covenant.

5.11 Subsequent Closings.  Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that if the Closing occurs but one (1) or more of the store locations identified on Exhibit A.1 is not included among the Transferred Locations, then the parties may mutually agree to consummate one (1) or more subsequent closings (each, a “Subsequent Closing”) through which any such store identified on Exhibit A.1 but not originally included among the Transferred Locations may be sold, assigned, transferred and delivered by the Seller to the Purchaser on the date of the Subsequent Closing pursuant to the terms and conditions of this Agreement,  mutatis mutandis;  provided,  however, any such Subsequent Closing shall occur on or before the Outside Date.    For the avoidance of doubt, in the event that one or more Subsequent Closings occur, then the parties acknowledge and agree that (a) with respect to any closing delivery, closing condition, representation or warranty, the term “Closing Date” as used herein shall refer to the date on which such Subsequent Closing actually occurs and (b) with respect to any covenant, except Section 5.3(b) or indemnification obligation, the term “Closing Date” as used herein shall refer to the date on which the last Subsequent Closing actually occurs under this Agreement.

5.12 Landlord Estoppel Certificates.  The parties shall work together in good faith to obtain a Landlord Estoppel Certificate from the landlord of each Lease in the form provided to each landlord or as otherwise mutually agreed by the parties.  Notwithstanding the foregoing,  the Seller shall not be in default hereunder for the failure to obtain an estoppel for any Lease and the receipt of such estoppels shall not be a condition to the Closing.

5.13 Confidentiality.  The Purchaser acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the Purchaser pursuant to this Agreement,  provided that the Seller shall have the right to disclose information related to this transaction to each of the landlords or lessors under the Leases for the purpose of obtaining any necessary consents or other similar approvals contemplated herein.

5.14 Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to,  at the request of any party hereto, execute and deliver, or cause to be executed and delivered, such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably requested or desirable to carry out the provisions hereof and give effect to the Transaction and the other documents delivered pursuant to or in connection with this Agreement.

ARTICLE 6 CONDITIONS TO CLOSING

6.1 Conditions to Obligation of the Purchaser.  The respective obligations of the Purchaser to effect the Transaction shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of the Seller contained in ARTICLE 3 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) The Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) The Seller shall have delivered to the Purchaser duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 1.4(a).

6.2 Conditions to Obligation of the Seller.  The respective obligations of the Seller to effect the Transaction shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a)  The representations and warranties of the Purchaser contained in ARTICLE 4 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby.

(b) The Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) The Purchaser shall have delivered to the Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 1.4(b).

6.3 Mutual Conditions to Closing.  The obligation of each party to effect the Transaction is subject to (a) mutual agreement between the Purchaser and the Seller regarding which of the store locations identified on Exhibit A.1 shall constitute the “Transferred Locations”  for purposes of this Agreement (which, for the avoidance of doubt, shall be at least five (5) store locations unless mutually waived by the parties) and (b) the satisfaction (or written waiver by such party) as of the Closing of the following conditions: (i) no Order or legal proceeding preventing or seeking to prevent the consummation of the Transaction shall have been issued, threatened or commenced and (ii) no Law or Order shall have been enacted or enforced by any Governmental Authority that prohibits, makes illegal or materially frustrates the purpose of the Transaction as it relates, individually or in the aggregate, to more than three (3)  Transferred Locations.

ARTICLE 7 INDEMNIFICATION

7.1 Survival.  The representations and warranties of the parties hereto contained in or made pursuant to this Agreement or any certificate delivered pursuant hereto or in connection herewith shall survive the Closing and continue in full force and effect until the first anniversary of the Closing Date;  provided,  however, that the Fundamental Representations shall survive the Closing and continue in full force and effect indefinitely or until the latest date permitted by applicable Law.  None of the covenants or other agreements contained in this Agreement shall survive the applicable Closing Date other than those which by their terms contemplate performance after the applicable Closing Date, and each such surviving covenant and agreement shall survive the applicable Closing for the period contemplated by its terms.    If any Claims Notice (as defined below) is given in accordance with the terms of Section 7.4 within the applicable survival period provided above (as applicable, the “Cut-Off Date”), the claims specifically set forth in such Claims Notice shall survive until such time as such claims are finally resolved.

7.2 Indemnification by the Seller; Indemnification by the Purchaser.

(a) Subject to the limitations set forth herein,  from and after the Closing Date, the Seller agrees to indemnify, defend and hold harmless the Purchaser, its Affiliates and their respective directors, managers, officers, employees and agents, and their respective heirs, executors, successors and permitted assigns (each, a “Purchaser Indemnitee”) from and against any and all Losses incurred by any such Purchaser Indemnitee caused by or arising from (i) any breach of or inaccuracy in any representation or warranty of the Seller contained in this Agreement or any certificate pursuant hereto or in connection herewith,  (ii) any breach of or failure to timely perform any covenant or agreement made hereunder by the Seller to be made or performed by the Seller, or (iii) the Excluded Assets or Excluded Liabilities.

(b) Subject to the limitations set forth herein, from and after the Closing Date, the Purchaser hereby agrees to indemnify, defend and hold harmless the Seller, its Affiliates and their respective directors, managers, officers, employees and agents, and their respective heirs, executors, successors and permitted assigns (each, a “Seller Indemnitee,” and together with the Purchaser Indemnitees, the “Indemnitees” and each an “Indemnitee”), from and against any and all Losses incurred by any such Seller Indemnitee caused by or arising from (i) any breach of or inaccuracy in any representation or warranty of the Purchaser contained in this Agreement or any certificate delivered pursuant hereto or in connection herewith,  (ii) any breach of or failure to timely perform any covenant or agreement made hereunder by the Purchaser to be made or performed by the Purchaser, or (iii) the Assumed Liabilities.

7.3 Limitations on Indemnification.

(a) Notwithstanding anything in this Agreement to the contrary, in no event shall the cumulative indemnification obligations of the Seller under Section 7.2(a)(i) (other than for any breach of a Fundamental Representation)  in the aggregate exceed an amount equal to seven and one half percent (7.5%) of (i) the Purchase Price,  less (ii) any Cash included in the calculation thereof (the “Cap”); provided,  however, that the limitation set forth in this Section 7.3(a) shall not apply to claims (and such claims shall not apply to the Cap) arising out of or in connection with fraud or willful misconduct. Notwithstanding the foregoing or anything herein to the contrary, except in the case of fraud or willful misconduct, the aggregate amount of all Losses for which the Seller or the Purchaser shall be liable pursuant to Section 7.2(a)(i) or (ii) or pursuant to Section 7.2(b)(i) or (ii), respectively, shall not in any event exceed the Purchase Price, less any Cash included in the calculation thereof.

(b) Notwithstanding anything in this Agreement to the contrary, the Seller shall not have any obligation to indemnify any Purchaser Indemnitee under Section 7.2(a)(i) (other than for any breach of a Fundamental Representation)  until the aggregate amount of Losses that would otherwise be subject to indemnification pursuant to Section 7.2(a)(i), exceeds an amount equal to one percent (1.0%) of (i) the Purchase Price, less (ii) any Cash included in the calculation thereof (the “Basket Amount”), whereupon the Purchaser Indemnitee shall be entitled to receive only amounts for Losses in excess of the Basket Amount;  provided,  however, that the limitations set forth in this Section 7.3(b) shall not apply to claims arising out of or in connection with fraud or willful misconduct.

(a) Notwithstanding anything in this Agreement to the contrary, under no circumstances shall any Indemnitee be entitled to be indemnified for special, consequential, indirect, punitive, exemplary or other similar damages, or damages based upon lost profits, lost revenues, diminution in value, business interruptions, multiples of earnings, multiples of cash flows, or losses of business opportunity or reputation.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 7.2(a) to the extent any Loss results from any breach or inaccuracy in any representation of warranty of the Purchaser in Section 4.7.

(b) No party hereto shall be obligated to indemnify any other Person with respect to (i) any representation, warranty, covenant or condition specifically waived in writing by an authorized officer of the other party on or prior to the Closing, or (ii) any Losses for which a Claims Notice was not duly delivered prior to the applicable Cut-Off Date.

(c) The party seeking indemnification under this ARTICLE 7 shall use its commercially reasonable efforts to (i) mitigate any Losses which form the basis of an indemnification claim hereunder and (ii) obtain any insurance proceeds or proceeds from other sources of indemnification available to such party in respect of the Losses which form the basis of an indemnification claim hereunder.    Notwithstanding the foregoing, such party’s obligation to mitigate any Losses shall not require such party to initiate any legal proceeding or assume or incur any material Liability.

(d) No Indemnitee shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that such Indemnitee has already recovered such Losses with respect to such matter pursuant to other provisions of this Agreement.

7.4 Indemnification Claim Process.
(a) All claims for indemnification by either a Seller Indemnitee or a Purchaser Indemnitee under this ARTICLE 7 shall be asserted and resolved in accordance with Sections 7.4 and 7.5.

(b) If a Purchaser Indemnitee intends to seek indemnification pursuant to this ARTICLE 7, the Purchaser Indemnitee shall promptly, but in no event more than thirty (30) days following such Purchaser Indemnitee’s knowledge of such claim, notify the Seller in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of such Losses (the “Claims Notice”).  Notwithstanding the foregoing, the failure or delay of the Purchaser Indemnitee to give a Claims Notice shall not relieve the Seller of its indemnification obligations hereunder except to the extent (and only to the extent) that the Seller shall have been materially prejudiced by such failure or delay.

(c) If a Seller Indemnitee intends to seek indemnification pursuant to this ARTICLE 7, the Seller Indemnitee shall promptly, but in no event more than thirty (30) days following such Seller Indemnitee’s knowledge of such claim, deliver a Claims Notice to the Purchaser.  Notwithstanding the foregoing, the failure or delay of the Seller Indemnitee to give a Claims Notice shall not relieve the Purchaser of its indemnification obligations hereunder except to the extent (and only to the extent) that the Purchaser shall have been materially prejudiced by such failure or delay.

(d) The Indemnitor shall have thirty (30) days from the date on which the Indemnitor received the Claims Notice related to any Third Party Claim to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice reasonably acceptable to the Indemnitee.  If the Indemnitor assumes the defense of such claim in accordance herewith:  (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed, and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee unless the judgment or settlement provides solely for the payment of money and the Indemnitee receives an unconditional release.  The parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnitor has assumed the defense of such Third Party Claim, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, without the prior written consent of the Indemnitee, an Indemnitor may not assume the defense of any such Third Party Claim if (i) the claim could result in imprisonment of or imposition of a civil or criminal fine against the Indemnitee or its Representatives, (ii) the claim could result in an equitable remedy that would impair the Indemnitee’s ability to exercise its rights under this Agreement, or impair the Purchaser’s right or ability to operate the stores at the Transferred Locations, (iii) the claim names both the Indemnitor and Indemnitee (including impleaded parties) and representation of both such parties by the same counsel would create a conflict or (iv) the aggregate amount of all Losses with respect to such claim exceeds the Indemnitor’s indemnification obligations for such claim.

(e) If the Indemnitor does not assume or is not entitled to assume, in accordance with Section 7.4(d) above, the defense of such Third Party Claim within thirty (30) days of receipt of the Claims Notice, the Indemnitee will be entitled to assume such defense, at its sole cost and expense, upon delivery of notice to such effect to the Indemnitor;  provided,  however, that the Indemnitor (i) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense and (ii) shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent,  which consent shall not be unreasonably withheld, conditioned or delayed.

(f) The Indemnitee shall, and shall cause its Affiliates to, provide reasonable cooperation with the Indemnitor in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which a Indemnitee is seeking indemnification pursuant to this ARTICLE 7 that the Indemnitor has elected to control,  including, but not limited to, by providing the Indemnitor with reasonable access to books, records, employees and officers (including as witnesses) of the Indemnitee.

7.5 Indemnification Procedures for Non-Third Party Claims.  The Indemnitee will deliver a Claims Notice to the Indemnitor promptly, but in any event no later than thirty (30) days after its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim describing in reasonable detail (based on the information then available to the Indemnitee) the basis for such non-third party claim and the amount of the Losses claimed by the Indemnitee.  Notwithstanding the foregoing, the failure or delay of the Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligations hereunder except to the extent (and only to the extent) that the Indemnitor shall have been materially prejudiced by such failure or delay.    Each party shall reasonably cooperate with and assist the other party in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters.

7.6 Exclusive Remedy.  Except (a) in the case where a party seeks to obtain specific performance pursuant to Section 5.10 or Section 9.16,  and (b)  for claims arising out of or in connection with fraud or willful misconduct, from and after the Closing the rights of the parties to indemnification pursuant to the provisions of this ARTICLE 7 shall be the sole and exclusive remedy for the parties hereto with respect to any matter in any way arising from or relating to (i) this Agreement or the Transaction or (ii) any other matter relating to the operation of the stores at the Transferred Locations prior to the Closing, in each case regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise, and the parties hereby agree that the Purchaser Indemnitees shall have no remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this ARTICLE 7.  The Purchaser acknowledges and agrees that the Purchaser Indemnitees may not avoid such limitation on Liability by (1) seeking damages for breach of contract, tort or pursuant to any other theory of Liability, all of which are hereby waived or (2) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties and covenants contained in this Agreement.  The parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Purchaser’s and the Purchaser Indemnitees’ and the Seller’s and the Seller Indemnitees’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller hereunder.  Each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all of the representations, warranties, covenants and agreements of each other party hereto set forth herein.  Subject to the foregoing and the additional procedures for bringing or resolving disputes as specifically provided in this Agreement,  to the maximum extent permitted by Law, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any laws at common law, in equity or otherwise.

7.7 Calculation of Losses; Limitations. The amount of any Loss for which indemnification is provided under this ARTICLE 7 shall be (a) net of any amounts recoverable by any Indemnitee under insurance policies or any other source of indemnification with respect to such Loss (net of direct collection expenses), and (b) reduced to the extent of any Tax savings or benefits actually received by any Indemnitee to the extent attributable to such Loss,  provided that the Indemnitee shall not be required to seek action from any Person as a requirement hereunder or as a condition to seeking or recovering indemnification from any Indemnitor hereunder.    Any Indemnitee shall forward any insurance proceeds received by such Indemnitee to the applicable Indemnitor to the extent that such proceeds cover Losses previously incurred by the applicable Indemnitor.

7.8 Tax Treatment of Indemnity Payments.  Unless otherwise required by applicable Law, any indemnity payment made under this Agreement shall be treated by all parties as an adjustment to the purchase price for all federal, state, local and foreign Tax purposes, and the parties shall file their Tax Returns accordingly.

ARTICLE 8 TERMINATION
8.1 Termination. This Agreement may be terminated at any time prior to the Closing only:

(a) by the mutual written consent of the Seller and the Purchaser;

(b) by either the Seller or the Purchaser, if the Closing shall not have occurred on or before October 11, 2019 (the “Outside Date”); provided that the right to terminate this Agreement in its entirety under this Section 8.1(b) shall not be available to any party to this Agreement whose breach or failure to perform any material covenant or obligation under this Agreement has been the cause of or has resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date; or

(c) by the Purchaser or the Seller in the event that:
(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(i) any Governmental Authority shall have issued a governmental order restraining or enjoining the transactions contemplated by this Agreement, and such governmental order shall have become final and non-appealable.

8.2 Effect of Termination.  In the event of the termination of this Agreement prior to the Closing Date as provided in Section 8.1, this Agreement shall terminate and become void and have no effect, without any liability or obligation on the part of any party hereto or their respective Affiliates or Representatives in respect thereof, except (a) as set forth in Section 5.13, ARTICLE 8, and ARTICLE 9, each of which shall survive the termination of this Agreement, and (b) that nothing herein will relieve any party from liability for any intentional breach of this Agreement or any fraud or intentional misconduct with respect to this Agreement.

ARTICLE 9 MISCELLANEOUS

9.1 Expenses.  Except as expressly provided herein or in any Sublease, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.2 Public Announcements.  No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided,  however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by Law (including securities Laws) or stock exchange requirements, in which case the party making such determination will, if practicable in the circumstances, use commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

9.3 Amendment. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

9.4 Waiver.  Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

9.5 Entire Agreement.  This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement and the other documents delivered pursuant to or in connection with this Agreement contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter.

9.6 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

9.7 Notices.  Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made: (i) when delivered, if personally delivered to the party for whom it is intended; (ii) on the date sent by email of a PDF (or substantively equivalent) document, if sent during normal business hours of the recipient and on the next Business Day, if sent after normal business hours of the recipient, or (iii) on the third (3rd) day after the date mailed, if mailed by certified mail, registered mail, or courier service, return-receipt requested.  Such communications must be sent to the respective parties at the following addresses:

If to the Seller:

Dick’s Sporting Goods, Inc.
345 Court Street

Coraopolis, PA 15108
Attention: Chief Financial Officer and Legal Department
Phone: (724)-273-3142

Email: legal.department@dcsg.com

With a copy to (which copy shall not constitute notice):

Reed Smith LLP
225 Fifth Avenue
Pittsburgh, PA 15222
Attention: Kristin I. Wells
Phone: (412) 288-1272
Email: KWells@ReedSmith.com

If to the Purchaser:

Sportsman’s Warehouse, Inc.
7035 S. High Tech Drive

Midvale, Utah 84047
Attention: Chief Executive Officer
Phone: (801) 566-6681
Email: jbarker@sportsmanswarehouse.com

With a copy to (which copy shall not constitute notice):

Ballard Spahr LLP

2000 IDS Center

80 South 8th Street

Minneapolis, Minnesota

Attention: April Hamlin, Esq.

Phone: (612) 371-3522
Email: hamlina@ballardspahr.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9.7.

9.8 Exhibits and Schedules.

(a) Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed with respect to any other representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face notwithstanding the omission of an appropriate cross-reference.

(b) Any item of information, matter or document disclosed or referenced in, or attached to, the Schedules hereto shall not (i) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (ii) represent a determination that such item or matter did not arise in the ordinary course of business, (iii) be deemed or interpreted to expand the scope of the Seller’s representations and warranties, obligations, covenants, conditions or agreements contained herein, (iv) constitute, or be deemed to constitute, an admission of Liability or obligation regarding such matter, (v) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (vi) constitute, or be deemed to constitute, and admission to any third party concerning such item or matter, or (vii) constitute, or be deemed to constitute, an admission or indication by the Seller that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Schedules.  No reference in the Schedules to any Contract or other agreement or document shall be construed as an admission or indication that such Contract,  agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract,  agreement or document.  No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication to any third party that any such breach or violation exists or has actually occurred.

(c) The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

9.9 Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.  No party to this Agreement may assign or delegate, by operation of Law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion.  Any purported assignment without such prior written consents shall be void.

9.10 No Third Party Beneficiary.  Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for the Persons set forth in ARTICLE 7, who are intended third party beneficiaries of such provisions.

9.11 Counterparts.  This Agreement may be signed in any number of counterparts, and delivered via e-mail or similar electronic transmittal, with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

9.12 Governing Law and Jurisdiction.  This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflict of Laws thereof.

9.13 Consent to Jurisdiction and Service of Process.  Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the Commonwealth of Pennsylvania and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding.

9.14 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.15 Conveyance Taxes.  The Seller and the Purchaser each agrees to pay one-half of all sales, use, value added, Transfer Taxes, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement.  The

Purchaser will provide the Seller with any applicable resale or other sales tax exemption certificates on or prior to the Closing.

9.16 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

9.17 Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PURCHASER:

SPORTSMAN’S WAREHOUSE, INC.

By:/s/  Jon Barker
Name:  Jon Barker
Title:  Chief Executive Officer

SELLER:

DICK’S SPORTING GOODS, INC.

By: /s/  Lee J. Belitsky
Name:  Lee J. Belitsky
Title:  Executive Vice President, Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

APPENDIX A

DEFINITIONS

1.Definitions.  The following terms shall have the following meanings for all purposes of that certain Asset Purchase Agreement, dated as of September 28, 2019, entered into by and between Dick’s Sporting Goods, Inc., a Delaware corporation, and Sportsman’s Warehouse, Inc., a Utah corporation (the  “Agreement”). All section or schedule references herein are references to sections and schedules of the Agreement:

“Affiliate” means as to any Person (a) any Person that directly or indirectly controls, is controlled by, or is under common control with such Person, and (b) any Person who is a director, officer, partner or principal of such Person or of any Person that directly or indirectly controls, is controlled by, or is under common control with such Person.  For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by Contract or otherwise.

“Base Amount” means, as to each Transferred Location, the amount set forth on Exhibit A.2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Pittsburgh, Pennsylvania are authorized or required by Law or executive order to close.

“Cash” means the cash held in tills, safes and petty cash.

“Closing Cash”  means the aggregate amount of actual cash held in tills in the Transferred Locations,  on a store-by-store basis, as of the close of business on the day immediately prior to the applicable Closing Date.

“Closing Statement”  means a written statement setting forth (a) the Base Amount, (b) the Inventory Value and (c) the Closing Cash.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 601 et seq. of ERISA and Section 4980B of the Code, and any similar state Law.

“Code”  means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement by and between the Seller and Sportsman’s Warehouse Holdings, Inc., dated as of June 12, 2019.

“Contract” means any written or oral agreement, contract, lease, license, instrument, commitment or arrangement.

“DSG Name”  means any of the words “Dick’s Sporting Goods, Inc.” and “Field & Stream”, in each case alone or in combination with other words.

“Employee Benefit Plan” means, with respect to the Seller Employees, any “employee benefit plan” as such term is defined in Section 3(3) of ERISA and any other employee benefit plan, program or arrangement of any kind sponsored or maintained by the Seller or any ERISA Affiliate, or to which the Seller or any ERISA Affiliate has any obligation to contribute or with respect to which the Seller or any ERISA Affiliate has any Liability.

“Encumbrance” means any and all liens, encumbrances, charges, mortgages, options, pledges, restrictions on transfer, security interests, claims, hypothecations, easements, rights of way, encroachments or licenses.

“Environmental Laws” means all applicable Laws relating to pollution, Hazardous Materials, and protection of human health and the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, U.S.C. §9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Toxic Substance Control Act, 15 U.S.C. §2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Occupational Safety and Health Act, and any regulations, rules, ordinances adopted or publications promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity that is treated as a single employer with the Seller for purposes of Section 414 of the Code, or Section 4001(a)(14) or 4001(b) of ERISA.

“Fundamental Representations” means (a) with respect to the Seller, the representations and warranties of the Seller contained in Section 3.1 (“Organization and Qualification”), Section 3.2 (“Binding Obligation”), Section 3.8(a) (“Title to Purchased Assets”), Section 3.7 (“Leases”) and Section 3.11 (“Brokers”); and (b) with respect to the Purchaser, the representations and warranties of the Purchaser contained in Section 4.1 (“Organization”), Section 4.2 (“Binding Obligation”), Section 4.5 (“Brokers”) and Section 4.7 (Retail Operations).

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, bureau, commission or instrumentality of the United States, any state of the United States, or any municipality or other political subdivision thereof or of any other government in any jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority in any jurisdiction.

“Hazardous Materials”  means (a) hazardous materials, hazardous substances, extremely hazardous substances, toxic substances, hazardous wastes or words of similar import as defined under any Environmental Laws; (b) petroleum, including without limitation, crude oil or any fraction thereof; (c) any radioactive material; (d) asbestos in any form or condition regulated under applicable Environmental Laws; (e) polychlorinated byphenyls (“PCBs”) or PCB-containing materials regulated under applicable Environmental Laws; and (f) any other material, substance or waste to which liability or standards of conduct are currently imposed under any Environmental Laws.

“Income Taxes” means any Tax based on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes, including any interest, penalty or addition thereto, irrespective of whether disputed.

“Indebtedness” means, with respect to any Person and without duplication, (a) all indebtedness for borrowed money, including all accrued but unpaid interest, penalties, fees and prepayment premiums, (b) all indebtedness owed under any credit agreement or facility or evidenced by any note, debenture, bond or similar instrument, (c) all capitalized lease obligations, (d) all obligations issued or assumed as the deferred purchase price of assets, property or services (including all obligations under any acquisition agreements for any earn-out, note payable or other contingent payment), (e) all obligations (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a letter of credit or a line of credit and (f) all guarantees of obligations of another Person of the type described in clauses (a) through (e) of this definition.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Inventory Value” means the value for Inventory, as determined on a store-by-store basis and set forth on Schedule 1.2(a).

“IRS” means the United States Internal Revenue Service.

“Law” means any federal, state, or local law (including common law), treaty, statute, code, ordinance, rule, regulation, written Order or other requirement or guideline of any Governmental Authority,  including any Order.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Loss” or “Losses”, in respect of any matter, means any actual out-of-pocket loss,  Liability,  Tax,  cost, expense (including expenses of investigation), judgment, settlement or damage arising out of or resulting from such matter, including court costs and reasonable out-of-pocket fees of attorneys’ and other professionals retained in connection with any legal proceeding.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the assets, business, condition (financial or otherwise), liabilities or results of operations of the stores at the Transferred Locations, or (b) is reasonably likely to prevent or materially impair or delay the ability of the Seller to consummate the transactions contemplated hereby.

“Minimum Rent”  means, as to each Sublease for each Transferred Location, the amount set forth on Exhibit A.3.

“Order” means any judgment, writ, decree, compliance agreement, injunction or judicial or administrative order or legally binding determination from any Governmental Authority.

“Permits” means any material permits, certificates, licenses, approvals, registrations and authorizations.

“Permitted Encumbrances” means, (a) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Encumbrances (including Encumbrances created by operation of Laws) for charges not yet due and payable or which are being contested in good faith by appropriate proceedings, (c)  non-monetary Encumbrances incurred in the ordinary course of the business that are not material and do not adversely affect the title of, materially detract from the value of or materially interfere with any present use of, the assets or properties affected by such Encumbrance, (d) Encumbrances in respect of easements, Permits, licenses, rights of way, restrictive covenants, reservations or encroachments or defects or irregularities in, and other similar exceptions to, title and any conditions with respect to real property or any other condition that (i) would be disclosed by a physical inspection of the property, a current survey, title report or other public record or (ii) does not have a material adverse effect on the use of the Transferred Locations, (e) municipal bylaws, development restrictions or regulations, facility costs, sharing and servicing Contracts, and zoning, building or planning restrictions or regulations, (f) Encumbrances in favor of any landlord of real property leased by  the Seller, (g) Encumbrances created by any mortgage of any landlord of real property leased by the Seller, (h) Encumbrances created by the acts of the Purchaser and the Purchaser’s Affiliates, and (i) Encumbrances related to labor performed, or on account of any material supplied, on or to the Transferred Locations prior to Closing, as to which any lien is or legally can be asserted against the

Seller’s leasehold interest in the Transferred Locations or the improvements located thereon, provided the Seller shall, at its sole expense, promptly remove and discharge of record, by bond or otherwise, any such liens filed against the Transferred Locations in accordance with applicable Law, no later than fifteen (15) Business Days after the Seller receives written notice of the filing of any such lien.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Post-Closing Period” means any taxable period (or portion thereof) beginning on or after the Closing Date and the portion of the Straddle Period beginning on and including the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the day immediately prior to the Closing Date and the portion of the Straddle Period ending on and including the day immediately prior to the Closing Date.

“Private Label Inventory”  means any inventory, merchandise, finished goods, packaging, labels or supplies related to any products sold, marketed or distributed by the Seller under the “Field & Stream”, “Jawbone”, “Quest” labels.

“Representatives” means, with respect to any Person, any director, officer, manager, agent, employee, general partner, member, stockholder, advisor or representative of such Person.

“Schedule” means each Schedule to this Agreement delivered by any party hereto.

“Seller Employees” means all employees of the Seller employed exclusively at the Transferred Locations immediately prior to the Closing.

“Seller Taxes”  means (a) any and all Income Taxes owed by the Seller or any of its Affiliates for any period; (b) any and all Taxes relating to the Excluded Assets or Excluded Liabilities for any period; (c) any and all Taxes of the Seller related to the operations of the stores at the Transferred Locations or the ownership of the Purchased Assets for any Pre-Closing Period; (d) any and all Taxes of the Seller or any other Person by reason of being a member of a consolidated, combined, unitary or affiliated group that includes the Seller or any of its present or past Affiliates prior to the Closing (including liability for Taxes under Section 1.1502-6(a) of the Treasury Regulations or any analogous or similar state, local or foreign law or regulation), by reason of a Tax sharing, Tax indemnity or similar agreement entered into by the Seller or any of its present or past Affiliates prior to the Closing or by reason of transferee or successor liability arising in respect of a transaction undertaken by the Seller or any of its present or past Affiliates prior to the Closing;  and (e) Seller’s share of any and all Transfer Taxes and other amounts pursuant to Section 9.15.

“Seller’s Knowledge” or any similar phrase means the actual knowledge of any of Herman Blatz, Kristen Boscarino, Debbie Victorelli or Stephen P. Miller and the knowledge each such individual would have after reasonable investigation and inquiry by such individual in their respective capacities with the Seller.

“Straddle Period” means any taxable year or period beginning on or before the day immediately prior to the Closing Date and ending after the day immediately prior to the Closing Date.

“Tax” or “Taxes”  means (a) all federal, state, county, local, municipal, foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration,  escheat, unclaimed property, value added, alternative or add-on minimum, estimated, and other taxes, assessments, duties, levies, tariffs, imposts, governmental impositions or similar charges of any kind whatsoever, (b) all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Authority, whether disputed or not, and (c) any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, other than Contracts entered into in the ordinary course of business where the principal purpose of such Contract is unrelated to Tax Liability.

“Tax Contest” means any audit, investigation, claim, dispute or controversy relating to Taxes.

“Tax Returns” means any report, declaration, return, information return or statement, claim for refund, election, disclosure, certification, schedule, estimate or other statement required to be supplied to a  Governmental Authority in connection with Taxes,  including any schedule or attachment thereto, and including any amendments thereof.

“Third Party Claim” means any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder which is asserted by a third party.

“Transaction” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Bill of Sale, the Subleases and the other agreements, certificates instruments and documents required to be delivered at the Closing.

“Transfer Taxes” means all sales, transfer, conveyance, stamp, documentary, filing, recordation and other similar transfer Taxes, together with interest, additions or penalties with respect thereto resulting from the transactions contemplated by this Agreement and the agreements and contracts referenced in this Agreement, including, without limitation, any Taxes owed or payable in connection with any sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement.

“WARN Act” means Workers Adjustment and Retraining Notification Act.

2. Definition Reference Table.  The definitions of the following terms can be found in the section of this Agreement set forth opposite such term in the table below.

Definitions	Reference Section
“Agreement”	Preamble
“Allocation Schedule”	Section 1.6
“Assumed Liabilities”	Section 1.3(a)
“Basket Amount”	Section 7.3(b)
“Bill of Sale”	Section 1.4(a)(iii)
“Books and Records”	Section 1.1(a)(iv)
“Cap”	Section 7.3(a)
“Claims Notice”	Section 7.4(b)
“Cut-Off Date”	Section 7.1
“Equitable Exceptions”	Section 3.2
“Excluded Assets”	Section 1.1(b)
“Excluded Liabilities”	Section 1.3(b)
“Fixed Assets”	Section 1.1(a)(iii)
“Indemnitee”	Section 7.2(b)
“Inventory”	Section 1.1(a)(ii)
“Leases”	Section 3.6

“Outside Date”	Section 8.1(b)
“Physical Inventories”	Section 3.8(b)
“Property Taxes”	Section 5.5(b)
“Purchase Price”	Section 1.2(a)
“Purchased Assets”	Section 1.1(a)
“Purchaser”	Preamble
“Purchaser Indemnitee”	Section 7.2(a)
“Purchaser Savings Plan”	Section 5.4(d)
“Purchaser’s Plans”	Section 5.4(b)
“Responsible Persons”	Section 5.3(c)
“Restrictive Covenants”	Section 1.6
“Seller”	Preamble
“Seller Indemnitee”	Section 7.2(b)
“Sublease”	Section 1.4(a)(iii)
“Subsequent Closing”	Section 5.11
“Tax Records”	Section 5.5(a)
“Transferred Employee”	Section 5.3(b)
“Transition Services Agreement”	Section 1.4(a)(ii)

EXHIBIT A.1

STORE LOCATIONS

1.	Horseheads, NY
2.	Rochester, NY
3.	Washington, PA
4.	Altoona, PA
5.	Camp Hill, PA
6.	Greensboro, NC
7.	Asheville, NC
8.	Troy, MI